Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

NEW PLAN EXCEL REALTY TRUST, INC.

at

$33.15 Net Per Share

by

Super MergerSub Inc.

an affiliate of

Centro Properties Limited

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, APRIL 4, 2007, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

March 8, 2007

To Our Clients:

Enclosed for your information is an Offer to Purchase, dated March 8, 2007 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), relating to the offer by Super MergerSub Inc., a Maryland  corporation (“Purchaser”) and an affiliate of Centro Properties Limited (“Centro”), to purchase all outstanding shares of common stock, $.01 par value per share (“Shares”), of New Plan Excel Realty Trust, Inc., a Maryland corporation (“New Plan”), at a price of $33.15 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

Also enclosed is a letter to stockholders of New Plan from the Chief Executive Officer of New Plan, accompanied by New Plan’s Solicitation/Recommendation Statement on Schedule 14D-9, and a Notice of Merger Pursuant to Section 3-106 of the Maryland General Corporation Law.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the Offer.

Your attention is directed to the following:

1.      The offer price is $33.15 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

2.      The Offer is being made for all outstanding Shares.

3.      The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 27, 2007 (as it may be amended or supplemented from time to time, the “Merger Agreement”), among New Plan, Excel Realty Partners, L.P., a Delaware limited partnership, Super

IntermediateCo LLC, a Maryland limited liability company and the direct parent of Purchaser (“Parent”), Purchaser and Super DownREIT MergerSub LLC, a Delaware limited liability company (“DownREIT MergerSub” and, together with Parent and Purchaser, the “Buyer Parties”), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into New Plan, with New Plan as the surviving corporation (the “Merger”), and each issued and outstanding Share (other than Shares owned by New Plan, Purchaser or any wholly owned subsidiary of New Plan or Purchaser) will be converted into, and canceled in exchange for, the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any required withholding taxes, upon the surrender of the certificate formerly representing such Share.

4.      The New Plan board of directors unanimously has approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to and in the best interests of New Plan and the holders of Shares. The New Plan board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

5.      The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that:

•       there have been validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Date, that number of Shares that, when added to any Shares already owned by the Buyer Parties and their affiliates (but excluding any Shares acquired by exercising the Top-Up Option described in the Offer to Purchase), represents at least a majority of the total number of votes entitled to be cast by the holders of outstanding Shares and shares of New Plan’s 7.80% Series D Cumulative Voting Step-Up Premium Rate Preferred Stock (the “Series D Preferred Shares”) (after reflecting and taking into account any adjustment to the number of votes such holders have relative to holders of Shares in accordance with the terms of the Series D Preferred Shares), voting together as a class, on a fully diluted basis (which assumes the exercise of all in-the-money options for Shares vested and exercisable as of the first date we accept Shares for payment pursuant to the Offer and 60 days thereafter) at the Expiration Date, and

•       subject to certain exceptions, since the date of the Merger Agreement, there has not occurred any change, event, effect or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the assets, business, results of operations or financial condition of New Plan and its subsidiaries, taken as a whole.

The Offer is also subject to certain other terms and conditions. See Section 13 of the Offer to Purchase.

6.      The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date.

7.      Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the attached instruction form. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the attached instruction form.

Payment for Shares will be in all cases made only after such Shares are accepted by Purchaser for payment pursuant to the Offer and the timely receipt by Computershare Trust Company of New York (the

“Depositary”), of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal, properly completed and duly executed (or a manually executed copy thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Instructions with Respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

NEW PLAN EXCEL REALTY TRUST, INC.

at

$33.15 Net Per Share

by

Super MergerSub Inc.

an affiliate of

Centro Properties Limited

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, APRIL 4, 2007, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March  8, 2007 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by Super MergerSub Inc., a Maryland corporation (“Purchaser”) and an affiliate of Centro Properties Limited (“Centro”), to purchase for cash all of the outstanding shares of common stock, $.01 par value per share (“Shares”), of New Plan Excel Realty Trust, Inc., a Maryland corporation, at a price of $33.15 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf to Computershare Trust Company , N.A. the Depositary for the Offer, will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

Dated:                      , 2007

Number of Shares to Be Tendered:		Shares*
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Account Number:	Signature(s):
Dated:	, 2007

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* Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.